Exhibit 99.1

August 4, 2020

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: Janet Kavinoky (205) 298-3220

VULCAN REPORTS SECOND QUARTER RESULTS

Improved Segment Earnings Across All Major Product Lines

Cost Control and Price Growth Lead to Unit Margin Expansion in Aggregates

Birmingham, Alabama – August 4, 2020 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter ended June 30, 2020.

Tom Hill, Chairman and Chief Executive Officer, said, “Our second quarter results demonstrate the resiliency of our best in class aggregates-led business and reflect the proactive response by our employees to the COVID-19 pandemic. Our operational execution was integral to widespread gains in unit profitability, despite some disruptions to construction activity during the quarter. I am proud of our employees’ ability to quickly adapt to the necessary additional safety protocols we have put in place in this environment, while maintaining their focus on operating safely and positioning Vulcan for continued success.”

Earnings from continuing operations were $211 million, or $1.58 per diluted share, an increase of 7 percent from the prior year’s second quarter. Adjusted EBITDA was $408 million, an increase of 10 percent. The year-over-year earnings improvement was driven primarily by effective cost control and price growth in aggregates. Second quarter segment earnings improved in each major product line. Despite a 2 percent decline in aggregates shipments, mix-adjusted pricing improved 3.3 percent, and freight-adjusted unit cost of sales decreased 1 percent. As a result, aggregates unit gross profit increased 9 percent to $6.25 per ton.

Mr. Hill went on to say, “Certain leading indicators of demand have shown signs of improvement, and our quote activity remains robust. However, our visibility beyond the near-term remains restricted due to the evolving effects of the pandemic. The recent surge in new COVID-19 cases could impact the progress made so far if new restrictions on economic activity are put in place. We believe this uncertainty could continue to weigh on construction activity in the second half of the year, making it difficult to predict the level and timing of shipments. We are continuously reviewing our operating plans to ensure an effective response to demand shifts. Whatever the demand, we remain confident in our ability to successfully navigate the changing environment.”

August 4, 2020

FOR IMMEDIATE RELEASE

Highlights as of June 30, 2020 include:

	Second Quarter		Year-to-Date		Trailing-Twelve Months
Amounts in millions, except per unit data	2020	2019	2020	2019	2020	2019
Total revenues	$1,322.6	$1,327.7	$2,371.8	$2,324.2	$4,976.7	$4,652.4
Gross profit	$396.5	$370.5	$598.2	$562.2	$1,292.0	$1,180.6
Aggregates segment
Segment sales	$1,070.6	$1,062.1	$1,938.8	$1,897.0	$4,032.1	$3,754.8
Freight-adjusted revenues	$814.7	$806.4	$1,462.7	$1,435.1	$3,041.9	$2,842.4
Gross profit	$351.2	$329.2	$545.3	$514.9	$1,177.0	$1,075.1
Shipments (tons)	56.2	57.3	101.2	102.9	213.8	208.8
Freight-adjusted sales price per ton	$14.50	$14.07	$14.45	$13.94	$14.23	$13.61
Gross profit per ton	$6.25	$5.74	$5.39	$5.00	$5.51	$5.15
Asphalt, Concrete & Calcium segment gross profit	$45.4	$41.3	$52.9	$47.2	$115.0	$105.5
Selling, Administrative and General (SAG)	$91.2	$95.7	$177.6	$186.0	$362.2	$351.9
SAG as % of Total revenues	6.9%	7.2%	7.5%	8.0%	7.3%	7.6%
Earnings from continuing operations before income taxes	$272.3	$245.5	$344.5	$320.1	$782.1	$694.6
Net earnings	$209.9	$197.6	$270.2	$260.9	$627.0	$564.0
Adjusted EBIT	$308.3	$278.5	$413.9	$382.0	$927.3	$841.9
Adjusted EBITDA	$407.8	$372.0	$608.8	$564.7	$1,314.2	$1,203.8
Earnings from continuing operations per diluted share	$1.58	$1.48	$2.03	$1.97	$4.73	$4.25
Adjusted earnings from continuing operations per diluted share	$1.60	$1.48	$2.06	$1.94	$4.82	$4.33

Segment Results

Aggregates

Second quarter segment sales increased 1 percent, and gross profit increased 7 percent to $351 million, or $6.25 per ton. The improvement resulted from widespread growth in pricing and effective cost control.

Second quarter aggregates shipments were 2 percent lower than the prior year’s second quarter. Shipping patterns varied widely across the Company’s footprint as a result of economic uncertainty and wet weather but were generally supported by healthy backlogs and our essential business status in our markets. Key markets in the Southeast and coastal Texas were negatively affected by wet weather while shipments in California were reduced by tighter restrictions on shelter-in-place. Shipments were higher in Georgia, Illinois, Tennessee and Texas. On a mix-adjusted basis, all of the Company’s key markets reported year-over-year price growth. For the quarter, freight-adjusted average sales price increased 3 percent versus the prior year’s quarter, inclusive of 30 basis points of unfavorable mix.

Freight-adjusted unit cost of sales decreased 1 percent versus the prior year’s second quarter. Effective operating efficiencies helped mitigate the cost impact of lower sales volumes and a reduction in inventory. Actions taken across the Company’s more than 360 locations reduced cash spending and controlled inventories in areas most impacted by shelter-in-place orders. The associated cost of reducing inventory offset the majority of a $14 million earnings benefit from lower diesel fuel costs.

Unit profitability improvements were widespread across the Company’s footprint. Cash gross profit per ton increased 9 percent from the prior year’s second quarter to $7.69 per ton. For the trailing-twelve months, cash gross profit was $6.98 per ton.

August 4, 2020

FOR IMMEDIATE RELEASE

Asphalt, Concrete and Calcium

Asphalt segment gross profit was $30 million, an improvement of $3 million from the prior year. The year-over-year improvement was driven by higher material margins (sales price less cost of raw materials). Although asphalt volumes in the second quarter declined 5 percent versus the prior year, we captured the benefit of lower liquid asphalt costs.

Concrete segment gross profit was $14 million compared with $13 million in the prior year’s second quarter. Shipments decreased 4 percent versus the prior year, and average selling prices increased 1 percent compared to the prior year.

Calcium segment gross profit was $0.7 million, down slightly from the prior year quarter.

Selling, Administrative and General (SAG)

SAG expense declined 5 percent to $91 million in the quarter due mostly to continued execution of cost reduction initiatives, lower incentive compensation costs and general cost control in response to COVID-19. This year-over-year decline resulted in a 31 basis point improvement as a percentage of total revenues. On a trailing-twelve month basis, SAG expense as a percentage of total revenues stands at 7.3 percent. The Company remains focused on further leveraging its overhead cost structure.

Financial Position, Liquidity and Capital Allocation

Capital expenditures in the second quarter were $68 million ($177 million year-to-date). The Company continues to expect to spend between $275 and $325 million on capital this year, most of which is for core operating and maintenance projects. Given that the economic outlook is evolving quickly, we will continue to review our plans and adjust as needed, being thoughtful about preserving liquidity.

For the quarter, the Company returned $45 million to shareholders through dividends, a 10 percent increase versus the prior year. The Company did not repurchase any shares in the quarter.

At quarter-end, total debt to trailing-twelve month Adjusted EBITDA was 2.5 times (1.9 times on a net debt basis reflecting $817 million of cash on hand). The Company’s weighted-average debt maturity was 14 years, and the effective weighted-average interest rate was 4.1 percent.

On a trailing twelve month basis, return on invested capital increased 100 basis points as solid earnings growth was leveraged with disciplined capital management.

Outlook

Regarding the Company’s outlook, Mr. Hill stated, “Although the economic environment is showing signs of improvement, the pandemic’s effect on demand and the broader economy remains unclear. As a result, we are not reinstating earnings guidance at this time.

August 4, 2020

FOR IMMEDIATE RELEASE

“While demand is subject to market fluctuations outside of our control, we remain focused on those things we can control such as our cost and our pricing discipline, both of which help to compound our unit margins. Our year-to-date results demonstrate those capabilities. On a trailing-twelve month basis our cash gross profit in aggregates is nearly $7 per ton. Our operating plans are underpinned by our four strategic initiatives (Commercial and Operational Excellence, Logistics Innovation and Strategic Sourcing), a healthy balance sheet, strong liquidity, and the engagement of our people.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CDT on August 4, 2020. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties may access the teleconference live by calling 833-962-1439, or 832-900-4623 if outside the U.S., approximately 10 minutes before the scheduled start. The conference ID is 8095639. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest producer of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

August 4, 2020

FOR IMMEDIATE RELEASE

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; a pandemic, epidemic or other public health emergency, such as the recent outbreak of COVID-19; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change and availability of water; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of a discontinuation of the London Interbank Offered Rate (LIBOR); volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A

Vulcan Materials Company

and Subsidiary Companies

	(in thousands, except per share data)
	Three Months Ended		Six Months Ended
Consolidated Statements of Earnings	June 30		June 30
(Condensed and unaudited)	2020	2019	2020	2019
Total revenues	$1,322,575	$1,327,682	$2,371,817	$2,324,193
Cost of revenues	926,056	957,180	1,773,575	1,762,016
Gross profit	396,519	370,502	598,242	562,177
Selling, administrative and general expenses	91,205	95,689	177,635	185,957
Gain (loss) on sale of property, plant & equipment and businesses	(258)	3,451	741	10,748
Other operating expense, net	(6,160)	(2,190)	(10,151)	(6,461)
Operating earnings	298,896	276,074	411,197	380,507
Other nonoperating income (expense), net	7,367	2,466	(1,969)	5,595
Interest expense, net	33,954	33,035	64,727	65,969
Earnings from continuing operations before income taxes	272,309	245,505	344,501	320,133
Income tax expense	61,352	47,598	73,546	58,291
Earnings from continuing operations	210,957	197,907	270,955	261,842
Loss on discontinued operations, net of tax	(1,041)	(349)	(781)	(985)
Net earnings	$209,916	$197,558	$270,174	$260,857

Basic earnings (loss) per share
Continuing operations	$1.59	$1.50	$2.04	$1.98
Discontinued operations	$(0.01)	$(0.01)	$0.00	$(0.01)
Net earnings	$1.58	$1.49	$2.04	$1.97

Diluted earnings (loss) per share
Continuing operations	$1.58	$1.48	$2.03	$1.97
Discontinued operations	$0.00	$0.00	$0.00	$(0.01)
Net earnings	$1.58	$1.48	$2.03	$1.96

Weighted-average common shares outstanding
Basic	132,552	132,269	132,560	132,157
Assuming dilution	133,115	133,354	133,154	133,199
Depreciation, depletion, accretion and amortization	$99,470	$93,497	$194,951	$182,677
Effective tax rate from continuing operations	22.5%	19.4%	21.3%	18.2%

                Table B

Vulcan Materials Company

and Subsidiary Companies

			(in thousands)
Consolidated Balance Sheets	June 30	December 31	June 30
(Condensed and unaudited)	2020	2019	2019
Assets
Cash and cash equivalents	$816,765	$271,589	$26,031
Restricted cash	434	2,917	491
Accounts and notes receivable
Accounts and notes receivable, gross	699,320	573,241	700,175
Allowance for doubtful accounts	(3,460)	(3,125)	(2,844)
Accounts and notes receivable, net	695,860	570,116	697,331
Inventories
Finished products	383,483	391,666	377,578
Raw materials	33,178	31,318	31,137
Products in process	5,116	5,604	6,332
Operating supplies and other	29,703	29,720	26,376
Inventories	451,480	458,308	441,423
Other current assets	65,571	76,396	89,739
Total current assets	2,030,110	1,379,326	1,255,015
Investments and long-term receivables	43,849	60,709	51,667
Property, plant & equipment
Property, plant & equipment, cost	8,921,990	8,749,217	8,613,500
Allowances for depreciation, depletion & amortization	(4,538,980)	(4,433,179)	(4,322,818)
Property, plant & equipment, net	4,383,010	4,316,038	4,290,682
Operating lease right-of-use assets, net	426,618	408,189	418,896
Goodwill	3,172,112	3,167,061	3,167,061
Other intangible assets, net	1,114,592	1,091,475	1,076,986
Other noncurrent assets	228,433	225,995	220,457
Total assets	$11,398,724	$10,648,793	$10,480,764
Liabilities
Current maturities of long-term debt	500,026	25	24
Short-term debt	0	0	137,000
Trade payables and accruals	278,102	265,159	284,875
Other current liabilities	260,621	270,379	241,689
Total current liabilities	1,038,749	535,563	663,588
Long-term debt	2,785,646	2,784,315	2,781,826
Deferred income taxes, net	671,097	633,039	601,189
Deferred revenue	177,534	179,880	182,666
Operating lease liabilities	405,578	388,042	396,952
Other noncurrent liabilities	555,969	506,097	483,096
Total liabilities	$5,634,573	$5,026,936	$5,109,317
Equity
Common stock, $1 par value	132,446	132,371	132,231
Capital in excess of par value	2,789,801	2,791,353	2,787,002
Retained earnings	3,049,943	2,895,871	2,623,747
Accumulated other comprehensive loss	(208,039)	(197,738)	(171,533)
Total equity	$5,764,151	$5,621,857	$5,371,447
Total liabilities and equity	$11,398,724	$10,648,793	$10,480,764

              Table C

Vulcan Materials Company

and Subsidiary Companies

		(in thousands)
	Six Months Ended
Consolidated Statements of Cash Flows	June 30
(Condensed and unaudited)	2020	2019
Operating Activities
Net earnings	$270,174	$260,857
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	194,951	182,677
Noncash operating lease expense	17,977	17,549
Net gain on sale of property, plant & equipment and businesses	(741)	(10,748)
Contributions to pension plans	(4,409)	(4,638)
Share-based compensation expense	15,220	14,370
Deferred tax expense (benefit)	36,644	34,816
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(101,271)	(201,256)
Other, net	(2,954)	8,289
Net cash provided by operating activities	$425,591	$301,916
Investing Activities
Purchases of property, plant & equipment	(223,147)	(225,837)
Proceeds from sale of property, plant & equipment	3,063	11,200
Proceeds from sale of businesses	651	1,744
Payment for businesses acquired, net of acquired cash	(5,668)	1,122
Other, net	5,575	(4,577)
Net cash used for investing activities	$(219,526)	$(216,348)
Financing Activities
Proceeds from short-term debt	0	360,100
Payment of short-term debt	0	(356,100)
Payment of current maturities and long-term debt	(250,012)	(11)
Proceeds from issuance of long-term debt	750,000	0
Debt issuance and exchange costs	(10,762)	0
Settlements of interest rate derivatives	(19,863)	0
Purchases of common stock	(26,132)	0
Dividends paid	(90,128)	(81,927)
Share-based compensation, shares withheld for taxes	(15,830)	(25,508)
Other, net	(645)	(4)
Net cash provided by (used for) financing activities	$336,628	$(103,450)
Net increase (decrease) in cash and cash equivalents and restricted cash	542,693	(17,882)
Cash and cash equivalents and restricted cash at beginning of year	274,506	44,404
Cash and cash equivalents and restricted cash at end of period	$817,199	$26,522

                      Table D

Segment Financial Data and Unit Shipments

		(in thousands, except per unit data)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
Total Revenues
Aggregates [1]	$1,070,596	$1,062,061	$1,938,822	$1,897,026
Asphalt [2]	222,950	247,163	362,739	379,253
Concrete	100,683	103,768	195,448	187,405
Calcium	1,889	2,003	3,915	3,954
Segment sales	$1,396,118	$1,414,995	$2,500,924	$2,467,638
Aggregates intersegment sales	(73,543)	(87,313)	(129,107)	(143,445)
Total revenues	$1,322,575	$1,327,682	$2,371,817	$2,324,193
Gross Profit
Aggregates	$351,162	$329,215	$545,293	$514,931
Asphalt	30,464	27,583	28,029	24,311
Concrete	14,227	12,887	23,440	21,450
Calcium	666	817	1,480	1,485
Total	$396,519	$370,502	$598,242	$562,177
Depreciation, Depletion, Accretion and Amortization
Aggregates	$80,747	$75,760	$157,883	$148,281
Asphalt	8,668	8,884	17,402	17,434
Concrete	4,001	3,327	8,083	6,291
Calcium	48	58	97	118
Other	6,006	5,468	11,486	10,553
Total	$99,470	$93,497	$194,951	$182,677
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$814,713	$806,444	$1,462,746	$1,435,051
Aggregates - tons	56,195	57,310	101,243	102,947
Freight-adjusted sales price [4]	$14.50	$14.07	$14.45	$13.94
Other Products
Asphalt Mix - tons	3,403	3,595	5,460	5,617
Asphalt Mix - sales price	$57.46	$58.31	$57.86	$57.45

Ready-mixed concrete - cubic yards	786	815	1,520	1,484
Ready-mixed concrete - sales price	$127.35	$126.12	$127.62	$125.14

Calcium - tons	71	73	144	141
Calcium - sales price	$26.55	$27.50	$27.06	$27.89

[1]	Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.
[2]	Includes product sales, as well as service revenues from our asphalt construction paving business.
[3]	Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and immaterial other revenues related to services, such as landfill tipping fees that are derived from our aggregates business.
[4]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1.	Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

			(in thousands, except per ton data)
	Three Months Ended		Six Months Ended
		June 30		June 30
	2020	2019	2020	2019
Aggregates segment
Segment sales	$1,070,596	$1,062,061	$1,938,822	$1,897,026
Less: Freight & delivery revenues [1]	240,880	241,354	446,588	436,508
Other revenues	15,003	14,263	29,488	25,467
Freight-adjusted revenues	$814,713	$806,444	$1,462,746	$1,435,051
Unit shipment - tons	56,195	57,310	101,243	102,947
Freight-adjusted sales price	$14.50	$14.07	$14.45	$13.94

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

Aggregates segment incremental gross profit flow-through rate is not a GAAP measure and represents the year-over-year change in gross profit divided by the year-over-year change in segment sales excluding freight & delivery (revenues and costs). We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Incremental Gross Profit Margin in Accordance with GAAP

			(dollars in thousands)
	Three Months Ended		Six Months Ended
		June 30		June 30
	2020	2019	2020	2019
Aggregates segment
Gross profit	$351,162	$329,215	$545,293	$514,931
Segment sales	$1,070,596	$1,062,061	$1,938,822	$1,897,026
Gross profit margin	32.8%	31.0%	28.1%	27.1%
Incremental gross profit margin	257.1%		72.6%

Aggregates Segment Incremental Gross Profit Flow-through Rate (Non-GAAP)

		(dollars in thousands)
	Three Months Ended		Six Months Ended
		June 30		June 30
	2020	2019	2020	2019
Aggregates segment
Gross profit	$351,162	$329,215	$545,293	$514,931
Segment sales	$1,070,596	$1,062,061	$1,938,822	$1,897,026
Less: Freight & delivery revenues [1]	240,880	241,354	446,588	436,508
Segment sales excluding freight & delivery	$829,716	$820,707	$1,492,234	$1,460,518
Gross profit margin excluding freight & delivery	42.3%	40.1%	36.5%	35.3%
Incremental gross profit flow-through rate	243.6%		95.7%

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define "Aggregates segment cash gross profit" and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources.  Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Cash Gross Profit

		(in thousands, except per ton data)
	Three Months Ended		Six Months Ended
		June 30		June 30
	2020	2019	2020	2019
Aggregates segment
Gross profit	$351,162	$329,215	$545,293	$514,931
Depreciation, depletion, accretion and amortization	80,747	75,760	157,883	148,281
Aggregates segment cash gross profit	$431,909	$404,975	$703,176	$663,212
Unit shipments - tons	56,195	57,310	101,243	102,947
Aggregates segment cash gross profit per ton	$7.69	$7.07	$6.95	$6.44

Appendix 2
Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below:

EBITDA and Adjusted EBITDA

				(in thousands)
	Three Months Ended		Six Months Ended		TTM
		June 30		June 30		June 30
	2020	2019	2020	2019	2020	2019
Net earnings	$209,916	$197,558	$270,174	$260,857	$626,979	$564,031
Income tax expense	61,352	47,598	73,546	58,291	150,453	128,597
Interest expense, net	33,954	33,035	64,727	65,969	127,758	132,374
Loss on discontinued operations, net of tax	1,041	349	781	985	4,637	1,955
EBIT	$306,263	$278,540	$409,228	$386,102	$909,827	$826,957
Depreciation, depletion, accretion and amortization	99,470	93,497	194,951	182,677	386,870	361,851
EBITDA	$405,733	$372,037	$604,179	$568,779	$1,296,697	$1,188,808
Gain on sale of businesses	0	0	0	(4,064)	(9,289)	(4,064)
Property donation	0	0	0	0	10,847	0
Business interruption claims recovery	0	0	0	0	0	(559)
Charges associated with divested operations	774	0	774	0	3,807	18,545
Business development [1]	(3,519)	0	(2,459)	0	(711)	220
COVID-19 direct incremental costs	4,361	0	5,009	0	5,009	0
Restructuring charges [2]	465	0	1,333	0	7,790	829
Adjusted EBITDA	$407,814	$372,037	$608,836	$564,715	$1,314,150	$1,203,779
Depreciation, depletion, accretion and amortization	(99,470)	(93,497)	(194,951)	(182,677)	(386,870)	(361,851)
Adjusted EBIT	$308,344	$278,540	$413,885	$382,038	$927,280	$841,928

[1]	Represents non-routine charges or gains associated with acquisitions including the cost impact of purchase accounting inventory valuations.
[2]	Restructuring charges are included within other operating expenses. The charges relate to managerial restructuring.

Similar to our presentation of Adjusted EBITDA, we present Adjusted Diluted EPS from continuing operations to provide a more consistent comparison of earnings performance from period to period.

Adjusted Diluted EPS from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		Six Months Ended		TTM
		June 30		June 30		June 30
	2020	2019	2020	2019	2020	2019
Diluted EPS from continuing operations	$1.58	$1.48	$2.03	$1.97	$4.73	$4.25
Items included in Adjusted EBITDA above	0.02	0.00	0.03	(0.03)	0.09	0.08
Adjusted Diluted EPS	$1.60	$1.48	$2.06	$1.94	$4.82	$4.33

Appendix 3
Reconciliation of Non-GAAP Measures (Continued)

We define Return on Invested Capital (ROIC) as Adjusted EBITDA for the trailing-twelve months divided by average invested capital (as illustrated below) during the trailing 5-quarters. Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric EBITDA. We believe that our ROIC metric is meaningful because it helps investors assess how effectively we are deploying our assets. Although ROIC is a standard financial metric, numerous methods exist for calculating a company's ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies.

Return on Invested Capital

		(in thousands)
		TTM
		June 30
	2020	2019
Adjusted EBITDA	$1,314,150	$1,203,779
Average invested capital [1]
Property, plant & equipment	4,335,633	4,219,693
Goodwill	3,168,072	3,165,574
Other intangible assets	1,087,580	1,102,803
Fixed and intangible assets	$8,591,285	$8,488,070

Current assets	1,453,094	1,155,425
Less: Cash and cash equivalents	265,920	41,243
Less: Deferred tax	19,289	5,973
Adjusted current assets	1,167,885	1,108,209

Current liabilities	649,772	685,591
Less: Current maturities of long-term debt	100,025	23
Less: Short-term debt	27,400	201,700
Adjusted current liabilities	522,347	483,868
Adjusted net working capital	$645,538	$624,341
Average invested capital	$9,236,823	$9,112,411
Return on Invested Capital	14.2%	13.2%

[1]	Average Invested Capital is based on a trailing 5-quarters.